Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 27, 2012, with respect to the combined financial statements of Heritage Operating, L.P. and subsidiaries and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this Current Report of AmeriGas Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of AmeriGas Partners, L.P. on Forms S-3 (File No. 333-180096, File No. 333-178879, and File No. 333-159076) and on Forms S-8 (File No. 333-168604 and File No. 333-104939).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

January 30, 2013

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